UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported) November 6, 2015
QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE, INC.
(Exact name of registrant as specified in its charter)

DE	000-49629	33-0933072
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

25242 Arctic Ocean Drive, Lake Forest, CA 92630
(Address of principal executive offices) (Zip Code)
(949) 399-4500
(Registrant's telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02. Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.
(a) On November 6, 2015, the Audit Committee of the Board of Directors of Quantum Fuel Systems Technologies Worldwide, Inc. (the "Company"), after considering the recommendations of management, concluded that the Company's condensed consolidated financial statements and other financial data as of and for the three and six months ended June 30, 2015 (the "Non-Reliance Periods"), as reported in the Quarterly Report on Form 10-Q filed on August 10, 2015, should not be relied upon because of errors identified therein. The errors that caused the Company to conclude that its financial statements and other financial information for the Non-Reliance Periods should not be relied upon were identified during the course of preparing its financial statements and other financial data for the quarter ended September 30, 2015.
Accordingly, investors, analysts and other persons should not rely upon the Company's previously released financial statements and other financial data for the Non-Reliance Periods or any press releases, investor presentations or other communications that relate to that information. The Company anticipates that it will file restated financial statements covering these periods later today.
The Audit Committee and management have discussed the matters disclosed in this Item 4.02(a) with the Company's independent registered public accounting firm.

Additional Information on Restatement
During the closing process for its third quarter of 2015, the Company's personnel determined that errors occurred in the accounting for inventory that resulted from clerical errors originating in connection with physical inventory counts and valuation procedures performed as of June 30, 2015.
The restatement will correct the identified errors and will result in an approximate $836,000 decrease to the Company's reported inventory balance at June 30, 2015 and corresponding increases to the Company's reported cost of revenues and net losses for the three and six month periods ended June 30, 2015. The Company further determined that there are no other additional adjustments which are material. The adjustment to correct the identified errors has no effect on the Company’s cash flows, liquidity position, debt covenants or executive incentive plans.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE, INC.

November 9, 2015	By:	/s/ Kenneth R. Lombardo
Kenneth R. Lombardo
General Counsel